SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                For Registration of Certain Classes or Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                       INNOVATIVE CLINICAL SOLUTIONS, LTD
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             (Exact name of registrant as specified in its charter)


         Delaware                                                05-0509802
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         (State of Incorporation or                             (I.R.S. Employer
         or organization)                                    Identification No.)

         10 Dorrance Street, Suite 400
         Providence, RI                                          02903
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         (Address of principal                                   (Zip Code)
         executive offices)

Securities to be registered pursuant to Section 12 (b) of the Act:


                                                 Name of each exchange
       Title of each class                       on which each class is
       to be so registered                       to be registered


         None
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Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share
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                                (Title of class)


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                                (Title of class)

Item 1.           Description of Registrant's Securities to be Registered.


Common Stock

     On July 14, 2000, Innovative Clinical Solutions, Ltd (the "Company") announced that it and its wholly owned subsidiaries (collectively, the "Debtors") had filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware (the "Court"). The Debtors' cases were consolidated for the purpose of joint administration (Case Nos. 00-3027 through 00-3091 inclusive) and were assigned to Judge Peter J. Walsh. The purpose of the filing was to recapitalize the Company through the conversion of $100 million of 6 3/4% Convertible Subordinated Debentures due 2003 (the "Debentures") into common stock representing 90% of its common equity pursuant to Debtors' joint prepackaged plan of reorganization (the "Prepackage Plan"). Following a hearing held on August 23, 2000, the Court entered an order confirming the Company's Prepackaged Plan on August 25, 2000. On September 21, 2000 the Prepackaged Plan became effective (the "Effective Date").

         As of the Effective Date, all of the Company's existing common stock and the Debentures were cancelled and shares of the Company's new Common Stock, par value $0.01 per share, (which shares are registered hereby) were issued in lieu thereof. The Company has authorized 40,000,000 shares of Common Stock.

         Each share of Common Stock is entitled to one vote on all matters upon which stockholders are entitled or permitted to vote, including the election of directors. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends declared by the Board of Directors of the Company out of funds legally available therefor. The Company does not expect to declare or pay cash dividends to holders of Common Stock in the foreseeable future. In addition, the Company has entered into a senior credit facility the terms of which restrict the payment of dividends on the Common Stock.

     All of the Company's outstanding shares of Common Stock are fully paid and nonassessable and the holders thereof will have preferences or conversion, exchange or pre-emptive rights. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment of, or provision for payment of, all of the Company's debts and obligations.

No Preferred Stock

         As of the Effective Date, the Company will have no authorized preferred stock and the Company will not be able to issue such preferred stock without the consent of the stockholders.

Unclassified Board of Directors

         As of the Effective Date, the Company's Board of Directors will no longer be divided into classes. Each director will be elected annually for a one year term. Any director may be removed only for cause by a vote of the holders of 50% of the outstanding shares of Common Stock.

Non-Voting Securities

         To the extent prohibited by Section 1123 of Title 11 of the United States Code (the "Bankruptcy Code"), the Company is prohibited from issuing non-voting securities.


Item 2.           Exhibits.


Exhibit Number                 Title

Exhibit 3.1                    Amended and Restated Certificate of Incorporation
Exhibit 3.2                    Amended and Restated By-Laws

                                    Signature


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            Innovative Clinical Solutions, Ltd..


                                            By:  /s/ Gary S. Gillheeney
                                                 ------------------------
                                                     Gary S. Gillheeney
                                                     Chief Financial Officer


Date: September 21, 2000